UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2010

Rush Enterprises, Inc.
 (Exact name of registrant as specified in its charter)

Texas	0-20797	74-1733016
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 IH-35 South, Suite 500 New Braunfels, Texas	78130
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (830) 626-5200

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As previously disclosed, Rush Truck Centers of Georgia, Inc., a subsidiary of Rush Enterprises, Inc., entered into agreements to purchase certain assets and liabilities of Asbury Automotive Atlanta, LLC, a subsidiary of Asbury Automotive Group, Inc., which operates commercial truck and bus dealerships representing International, Peterbilt, Isuzu, Hino, UD, IC Bus, and Workhorse in Atlanta, Doraville and Kennesaw, Georgia, and a collision center in Atlanta, under the “Nalley Motor Trucks” name.

On December 30, 2010, Rush Enterprises, Inc. and Rush Truck Centers of Georgia, Inc. were informed by Peterbilt Motors Company (“Peterbilt”) that it will exercise its statutory right of first refusal to acquire the Peterbilt assets that are subject to the asset purchase agreement between Asbury Automotive Atlanta, LLC and Rush Truck Centers of Georgia, Inc.  Peterbilt also filed a suit for declaratory judgment challenging the allocation of the purchase price to the Peterbilt assets and the validity of certain other provisions in the asset purchase agreement related to Peterbilt’s exercise of its right of first refusal. Peterbilt also seeks a court order forcing Asbury Automotive Atlanta, LLC to sell its Peterbilt assets to Peterbilt at a fairly allocated purchase price.

Rush Truck Centers of Georgia, Inc. is continuing with its acquisition of the remainder of Asbury Automotive Atlanta, LLC’s Nalley Motor Trucks assets and intends to work with Peterbilt in connection with its exercise of its right of first refusal to acquire the Peterbilt assets.

The completion of the acquisition is subject to several closing conditions, including the approval of the non-Peterbilt manufacturers currently represented by Nalley Motor Trucks, and is expected to close in the first quarter of 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUSH ENTERPRISES, INC.

By: /s/ Martin A. Naegelin, Jr.
Martin A. Naegelin, Jr.
Executive Vice President

Dated: January 5, 2011